 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-28933, 333-40356, 333-89966, 333-97571, 333-110703, 333-115987, 333-125461, 333-134749 and 333-143048 on Form S-8, No. 333-118782 on Form S-4, and No. 333-133026 on Form S-3 of our report dated February 22, 2007 (September 12, 2007, as to Notes 16 and 17), relating to the financial statements and financial statement schedule of Itron, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), appearing in this Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
February 25, 2008